Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-4) filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” in the Registration Statement, as amended (Form S-4 No. 333-233443), and related Prospectus of Prosperity Bancshares, Inc. and to the incorporation by reference therein of our report dated February 7, 2019, with respect to the consolidated financial statements of Legacy Texas Financial Group, Inc. and the effectiveness of internal control over financial reporting of Legacy Texas Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

October 30, 2019